Exhibit 10.1

STILLWATER MINING COMPANY
RESTRICTED STOCK UNIT AGREEMENT

Name of Participant: Number of RSUs:	Grant Date: February 28, 2017

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”) is made by and between Stillwater Mining Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the employee named above (the “Participant”), as of the date designated above (the “Grant Date”). This Award Agreement provides notice of the terms and conditions applicable to a grant of Restricted Stock Units (“RSUs”) made under the Company’s 2012 Equity Incentive Plan (the “Plan”). By execution below, Participant agrees to be bound by the terms and conditions described herein and the provisions of the Plan. Unless otherwise defined below, capitalized terms have the meanings ascribed to them in the Plan.

1.                  Grant of Restricted Stock Units.

(a)                As of the Grant Date, the Board grants to Participant _____ RSUs, each RSU corresponding to one share of Stock. Each RSU constitutes an unsecured promise of the Company to pay the amounts contemplated herein, and Participant as a holder of any RSUs has only the rights of a general unsecured creditor of the Company.

(b)               Notwithstanding the previous paragraph or anything in this Award Agreement or the Plan to the contrary, in the event that the merger of the Company is consummated as provided in the Agreement and Plan of Merger dated as of December 9, 2016 between the Company and Sibanye Gold Limited and other parties, as may be amended or supplemented from time to time (the “Merger Agreement”), each RSU shall be converted to the right to receive an amount in cash equal to the per share consideration under the Merger Agreement, and any reference to the delivery of shares of Stock in this Award Agreement shall be deemed instead to provide for a payment of cash respect of a number of RSUs as set forth in the clauses below:

i.                    in the event of Participant’s death or total and permanent disability during Participant’s employment with the Company and its affiliates, a pro rata amount of unvested RSUs shall immediately vest based on the number of calendar days from the immediately preceding Vesting Date (as defined below) under this Award Agreement (or, if no such Vesting Date, January 1, 2017) to the date of such death or disability relative to 1,095 days;

ii.                  in the event of Participant’s termination of employment for Underperformance (as defined in the Employment Agreement), payment of the RSUs will be made as provided in Section 4(b), except in cash as provided above;

iii.                in the event the Company does not notify Participant within 30 days prior to the expiration of the Employment Agreement that the Company is willing to renew or extend the Employment Agreement on terms substantially similar to those in effect, and if Participant’s employment with the Company is then terminated at the expiration of the Employment Agreement, payment of the RSUs will be made as provided in Section 4(c), except in cash as provided above;

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iv.                in the event of Participant’s termination of employment by the Company and its affiliates without “Cause” (as such term is defined in Participant’s employment agreement) or by Participant for “Good Reason” (as such term is defined in Participant’s employment agreement, if at all), all of the unvested RSUs shall immediately vest; provided, however, that for purposes this Agreement “Good Reason” shall not exist solely by reason of the transactions contemplated under the Merger Agreement;

v.                  in the event of Participant’s termination of employment before December 31, 2019, with the Company and its affiliates for any reason not described in clause (i) through (iv) immediately above, all of the then unvested RSUs shall be forfeited and cancelled; and

vi.                on any Vesting Date (as defined below) during Participant’s employment with the Company, one third (1/3rd) of the RSUs shall vest.

2.                  Vesting Schedule. Subject to the provisions of this Award Agreement, the RSUs will vest one third (1/3rd) on each December 31 for three (3) years, beginning the calendar year of the Grant Date (each, a “Vesting Date” and collectively, the “Vesting Dates”). Any RSUs not vested will be forfeited if Participant’s employment with the Company terminates prior to a Vesting Date, except as provided in Section 4 below or as otherwise determined by the Company consistent with the Plan.

3.                  Settlement of RSUs.

(a)                Unless delayed for purposes of complying with Section 409A, shares of Stock corresponding to the number of vested RSUs will be delivered to Participant by the Company within a reasonable period of time on or after each Vesting Date (and in no event later than March 15th of the year following the year in which the applicable Vesting Date occurs), provided that fractional shares (if any) may be settled by the Company in cash.

(b)               Participant is not be entitled to any dividend equivalents with respect to the RSUs unless otherwise determined by the Board, nor any dividends on Stock that may be delivered in settlement of the RSUs unless and until the Stock is issued in settlement of the RSUs.

4.                  Termination.

(a)                If Participant’s employment with the Company is terminated for death or Disability (as defined in the Participant’s Executive Employment Agreement with the Company (“Employment Agreement”)), any unvested RSUs granted under this Award Agreement will immediately vest and the shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the date of termination of Participant’s employment (“Termination Date”), but in no event later than March 15th of the year following the year in which the Termination Date occurs.

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(b)               If Participant’s employment with the Company is terminated by the Company for Underperformance (as defined in the Employment Agreement), any unvested RSUs granted under this Award Agreement will vest as follows:

i.                    a pro rata portion (equal to the number of days Participant was employed by the Company during such 12 month period relative to the total number of days in the 12 month period) of the unvested RSUs scheduled to vest at the end of the 12 month vesting period that includes the Termination Date; and

ii.                  one half of any unvested RSUs scheduled to vest following the 12 month vesting period that includes the Termination Date.

To the extent RSUs are vested as provided in this paragraph (b), the shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs. Any remaining RSUs will be immediately forfeited and any right to receive settlement in shares for such RSUs will be canceled as of the Termination Date.

(c)                If the Company does not notify Participant within 30 days prior to the expiration of the Employment Agreement that the Company is willing to renew or extend the Employment Agreement on terms substantially similar to those in effect, and if Participant’s employment with the Company is then terminated at the expiration of the Employment Agreement, one half of any unvested RSUs scheduled to vest following the Termination Date will vest as of the Termination Date and the shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs. Any remaining RSUs will be immediately forfeited and any right to receive settlement in shares for such RSUs will be canceled as of the Termination Date.

(d)               Unless the following paragraph (e) applies, if Participant’s employment with the Company is terminated by Participant for Good Reason (as defined in the Employment Agreement), any unvested RSUs granted under this Award Agreement will immediately vest and the shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs.

(e)                If within 24 months after the occurrence of a Change in Control Participant’s employment with the Company is terminated by Participant for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than for Cause (as defined in the Employment Agreement), any unvested RSUs granted under this Award Agreement will immediately vest and the shares corresponding in number to such vested RSUs (or cash, in the discretion of the Company) will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs.

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(f)                Unless otherwise determined by the Board in its sole and absolute discretion, if Participant’s employment with the Company is terminated voluntarily by Participant without Good Reason (as defined in the Employment Agreement), by the Company for Cause (as defined in the Employment Agreement), as a result of expiration of the Employment Agreement (except as provided in paragraph (c) above), or for any reason other than as specified in paragraphs (a) through (d) above, all unvested RSUs will be immediately forfeited and any right to receive settlement in shares for such RSUs will be canceled by the Company as of the Termination Date.

5.                  No Assignment of RSUs. Except to the extent otherwise determined by the Company, no RSUs are assignable or otherwise transferable by Participant other than by will or by the laws of descent and distribution and, unless otherwise provided by the Company, during Participant’s life, any elections with respect to RSUs may be made only by Participant or Participant’s guardian or legal representative.

6.                  Compliance with Section 409A. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement will be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Participant will not be considered to have terminated employment or service for purposes of this Award Agreement until Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Participant pursuant to this Award Agreement that constitutes deferred compensation subject to Section 409A will be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any amounts are payable to a “specified employee” (within the meaning of Section 409A) upon a separation from service and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A, the settlement and payment of such amounts will instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

7.                  Employment Rights. Neither this Award Agreement nor the grant of RSUs hereunder may be deemed to confer on Participant any right to continue in the employ of the Company or any affiliate or to interfere, in any manner, with the right of the Company (or an affiliate) to terminate employment, whether with or without Cause, in its sole discretion, subject to the terms of any separate agreement between Participant and the Company.

8.                  Amendment and Modification. The terms and conditions set forth herein may be amended only in writing signed by both Participant and an authorized member of the Company.

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9.                  Successors and Assigns. This Award Agreement is binding upon and will inure to the benefit of Participant and the Company, including their respective heirs, executors, administrators, successors and assigns.

10.              Plan and Available Information. The RSUs granted hereunder are subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been furnished with this grant. If any conflict exists between this Award Agreement and the Plan, the Plan will prevail.

11.              Governing Law. The validity, construction, and effect of all rules and regulations applicable to this award will be determined in accordance with the laws of the State of Delaware and applicable federal law.

12.              Counterparts. This Award Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

13.              Withholding Tax. Participant must, no later than the date as of which the value of an Award first becomes includible in the wages and gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such Award. The obligations of the Company under the Plan are conditional on the making of such payments or arrangements, and the Company has, to the extent permitted by law, the right to deduct any such taxes from any payment of any kind otherwise due to Participant. The Company may, to the extent permitted by law, in lieu of the payment of cash by the Participant, satisfy its tax withholding obligation by withholding Stock due and payable to the Participant pursuant to an Award.

STILLWATER MINING COMPANY

By:
Date:

PARTICIPANT

By:
Date:

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